      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _________, 2000

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                    DPL INC.
             (Exact name of Registrant as specified in its charter)
                             ----------------------

             OHIO                                      31-1163136
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                           COURTHOUSE PLAZA SOUTHWEST
                               DAYTON, OHIO 45402
                                 (937) 224-6000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                          STEPHEN F. KOZIAR, JR., ESQ.
                              GROUP VICE PRESIDENT
                                    DPL INC.
                           COURTHOUSE PLAZA SOUTHWEST
                               DAYTON, OHIO 45402
                                 (937) 224-6000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
     DAVID J. SORKIN, ESQ.                         CARTER W. EMERSON, P.C.
  Simpson Thacher & Bartlett                          Kirkland & Ellis
     425 Lexington Avenue                         200 East Randolph Drive
   New York, New York 10017                       Chicago, Illinois 60601
        (212) 455-2000                                 (312) 861-2000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                            CALCULATION OF REGISTRATION FEE

===================================================================================================================
 Title of Each Class of Securities  Amount to be  Proposed Maximum    Proposed Maximum             Amount of
         to be Registered            Registered    Offering Price    Aggregate Offering         Registration Fee
                                                    Per Unit (1)          Price (1)
-------------------------------------------------------------------------------------------------------------------
 Common Shares, par value $.01
   per share(2)(3)                   31,560,000       $26.4375          $834,367,500              $220,273.02
-------------------------------------------------------------------------------------------------------------------
 Warrants to purchase Common
   Shares (4)                        31,560,000          --                 --                         --
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) and (g) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of common shares on August 21, 2000, as reported on the New York Stock Exchange.
(2)    Includes 31,560,000 common shares issuable upon exercise of warrants.
(3) Includes Preferred Share Purchase Rights of four-ninths of one Right per common share.
(4) The warrants entitle the holders to purchase an aggregate of 31,560,000 common shares.
                                  __________________

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THEM HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING SECURITYHOLDER ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                   SUBJECT TO COMPLETION,
                             DATED AUGUST 23, 2000



                                    DPL INC.

                            31,560,000 COMMON SHARES

                               31,560,000 WARRANTS

                             _______________________



       This prospectus relates to the offer and sale of up to 31,560,000 common shares and 31,560,000 warrants. These securities may be offered and sold from time to time by the securityholder specified in this prospectus or its successors in interest. See "Selling Securityholder." We will not receive any of the proceeds from the sale of the securities by the selling securityholder.

       At the time of a particular offer of shares or warrants, if required, we will set forth the terms of the offering in a supplement to this prospectus.

       Our common stock is traded on the New York Stock Exchange under the symbol "DPL." On August 21, 2000 the last reported sale price of our common stock on the New York Stock Exchange was $ 26.3125 per share.


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       We have agreed to pay the cost of the registration of the shares and warrants and the preparation of this prospectus and the registration statement under which it is filed. The expenses so payable by us are estimated to be approximately $235,273.02.


















                 The date of this Prospectus is August __, 2000.

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
WHERE YOU CAN FIND MORE INFORMATION .........................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .............................  1

THE COMPANY .................................................................  2

USE OF PROCEEDS .............................................................  2

DESCRIPTION OF CAPITAL STOCK AND WARRANTS ..................................   3

SELLING SECURITYHOLDER ......................................................  7

PLAN OF DISTRIBUTION ........................................................ 10

LEGAL MATTERS ............................................................... 11

EXPERTS ..................................................................... 11

In this prospectus, "DPL", "we", "us" and "our" refer to DPL Inc.

                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You can also inspect and copy reports, statements and other information about us at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

       We have filed with the SEC a registration statement on Form S-3 with respect to our securities being offered in this prospectus. This prospectus is a part of that registration statement. Other parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents previously filed with the SEC by us (SEC File Number 1-9052) are incorporated by reference into this prospectus:

       -      Annual Report on Form 10-K for the fiscal year ended December 31,
              1999.

       - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

       -      Current Report on Form 8-K dated June 7, 2000.

       - The description of capital stock contained in the Registration Statement on Form 8-B filed under the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description.

       We are also incorporating by reference additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the date of the completion of the offering. Information included in these later filings with the SEC will automatically update and supersede information included in the filings listed above.

       You and any beneficial owner of common shares and warrants can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the appropriate party at the following address or telephone number: Stephen F. Koziar, Jr., Group Vice President, DPL Inc., Courthouse Plaza Southwest, Dayton, Ohio 45402, telephone number: (937) 224-6000.

                                   THE COMPANY


       DPL Inc. was organized in 1985 under the laws of the State of Ohio to engage in the acquisition and holding of securities of corporations for investment purposes. The executive offices of DPL are located at Courthouse Plaza Southwest, Dayton, Ohio 45402, telephone number: (937) 224-6000.

       DPL's principal subsidiary is The Dayton Power and Light Company. The Dayton Power and Light Company is a public utility incorporated under the laws of Ohio in 1911 and sells electricity and natural gas to residential, commercial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for The Dayton Power and Light Company's 24 county service area is generated at eight power plants and is distributed to 495,000 retail customers. Natural gas is provided to 308,000 customers in 16 counties. Principal industries served include electrical machinery, automotive and other transportation equipment, non-electrical machinery, agriculture, paper, and rubber and plastic products. On December 14, 1999, we agreed to sell our natural gas retail distribution business to Indiana Energy, Inc., now named Vectren Corporation, for $425 million. The sale is subject to regulatory approvals.

       DPL and its subsidiaries are exempt from registration with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 because their utility business operates solely in the State of Ohio.


                                 USE OF PROCEEDS


       The selling securityholder will receive all of the proceeds from selling the securities offered hereby. See "Selling Securityholder." We will not receive any of the proceeds.

                    DESCRIPTION OF CAPITAL STOCK AND WARRANTS

GENERAL MATTERS

       Our total amount of authorized capital stock consists of 250,000,000 common shares, par value $0.01 per share, of which 128,973,004 were issued and outstanding as of August 10, 2000 and 8,000,000 preferred shares, without par value, of which 1,200,000 shares have been designated as Series A Preferred Shares and 6,800,000 designated as Series B Preferred Shares. There are presently no Series A Preferred Shares outstanding. The Series A Preferred Shares are reserved for issuance upon exercise of the Rights (as defined below) distributed to the holders of common shares pursuant to the Rights Agreement (as defined below). There are 6,800,000 Series B Preferred Shares issued and outstanding as of August 10, 2000. The following summary of certain provisions of our capital stock describes all material provisions of our capital stock, but does not purport to be complete and is subject to, and qualified in its entirety by, our Amended Articles of Incorporation, the Code of Regulations (the "Regulations") and the Rights Agreement which are included as exhibits to the registration statement. See "Where You Can Find More Information."

       Holders of common shares and preferred shares are entitled to one vote per share upon all matters presented to shareholders. The Board of Directors is divided into three classes, one of which is elected each year for a term of three years. Shareholders may cumulate their votes in the election of directors if notice has been given as provided by Ohio law. A majority of the outstanding voting power of DPL constitutes a quorum at any meeting for the election of directors.


COMMON SHARES

       All of the outstanding common shares are, and all of the common shares offered by this prospectus, when issued, will be, fully paid and non-assessable. Other than as described under the heading "Series B Preferred Shares," the shareholders of DPL do not have any preemptive or other rights to purchase any common shares or other securities of DPL.

       Subject to the preferential dividend rights and sinking fund provisions of any preferred shares which hereafter may be outstanding, holders of common shares are entitled to receive such dividends as may be lawfully declared at such time and in such amounts as the board of directors may from time to time determine. Upon liquidation, holders of common shares are entitled to receive pro rata all assets available to shareholders after payment to the holders of any preferred shares of their preferential liquidation amounts.

       The common shares are listed on the New York Stock Exchange.


PREFERRED SHARE PURCHASE RIGHTS

       The following summary of certain provisions of the Rights Agreement between DPL and The First National Bank of Boston, as Rights Agent, dated December 3, 1991, as amended (the "Rights Agreement") does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Rights Agreement. See "Where You Can Find More Information."

       Holders of common shares have four-ninths of one preferred share purchase right (a "Right") for each common share of DPL held by them. Each Right is currently evidenced by and trades with the common shares. When the Rights become exercisable, each Right will entitle the registered holder to purchase from DPL one one-hundredth of a Series A Preferred Share, no par value, at an exercise price of $66 per one one-hundredth of a share (the "Purchase Price").

       The Rights will separate from the common shares and become exercisable following the earlier to occur of (i) ten days following the date of public disclosure that a person or group (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding common shares or (ii) ten business days following the commencement of a tender offer or exchange offer by a person other than DPL to acquire beneficial ownership of 15% or more of the outstanding common shares (the earlier of such dates being called the "Distribution Date").

       No person will become an Acquiring Person solely as the result of an acquisition of common shares by DPL which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15% or more of the common shares then outstanding; PROVIDED, HOWEVER, that, if a person becomes the beneficial owner of 15% or more of the common shares then outstanding solely by reason of share purchases by DPL and, after such share purchases by DPL, becomes the beneficial owner of any additional common shares by any means whatsoever (other than pursuant to a stock split, stock dividend or similar transaction), then such person will be deemed to be an Acquiring Person.

       An Acquiring Person will not include Kohlberg Kravis Roberts & Co. L.P. or any affiliate of KKR (KKR and each affiliate of KKR is hereinafter referred to as a KKR Person) as long as no KKR Person, together with all affiliates and associates of such KKR Person, has beneficial ownership of more than 25% of outstanding common shares. However, (x) if any KKR Person, together with all affiliates and associates of such KKR Person, becomes the beneficial owner of more than 25% of the common shares then outstanding, other than solely as a result of the acquisition of common shares by DPL, then such KKR Person will be deemed to be an Acquiring Person, (y) no KKR Person will become an Acquiring Person solely as the result of an acquisition of common shares by DPL which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such KKR Person to more than 25% of the common shares of DPL then outstanding, PROVIDED that, if a KKR Person becomes the beneficial owner of more than 25% of the common shares then outstanding solely by reason of share purchases by DPL and, after such share purchases by DPL, becomes the beneficial owner of any additional common shares by any means whatsoever (other than pursuant to a stock split, stock dividend or similar transaction), then such KKR Person will be deemed to be an Acquiring Person, and
(z) if any person (other than a KKR Person) acquires by any means whatsoever any common shares from any KKR Person and if such person, together with all affiliates and associates of such person, becomes the beneficial owner of 15% or more of the common shares then outstanding, then such person will be deemed to be an Acquiring Person.

       In the event a person becomes an Acquiring Person, the Rights would entitle each holder of a Right, other than the Acquiring Person, to purchase at the Purchase Price, that number of common shares having a market value equal to two times the Purchase Price. In the event that, following the acquisition of 15% of the common shares, DPL is acquired in a merger or other business combination or more than 50% of its consolidated assets, earning power or cash flow is sold or otherwise transferred or disposed of, the Rights would entitle each holder of a Right, except for Rights held by an Acquiring Person, to purchase, at the Purchase Price, that number of common shares of the acquiring company having a market value of two times the Purchase Price. DPL is entitled to redeem or amend the Rights, subject to certain conditions, prior to the Distribution Date. The Rights will expire on December 13, 2001 unless earlier redeemed or exchanged by DPL.


PREFERRED SHARES

       The Board of Directors may authorize the issuance of preferred shares in series and establish as to each series the dividend rate, redemption rights, liquidation rights, sinking fund requirements and conversion rights, subject to the restrictions described under the heading "Series B Preferred Shares." Issuances of preferred shares may limit or qualify the rights of holders of our common shares.


SERIES B PREFERRED SHARES

       Each Series B Preferred Share is entitled to one vote with respect to all matters submitted for approval by the shareholders of DPL. Except as provided by law or by the express terms of the Series B Preferred Shares, the holders of the Series B Preferred Shares vote together with holders of the common shares as a single class.

       The Series B Preferred Shares will, with respect to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary, rank (i) senior to the common shares and, subject to certain exceptions, to each other class of capital shares or series of preferred shares or other equity linked security established after March 13, 2000, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Shares as to dividends and rights upon liquidation, dissolution or winding up, whether voluntary or involuntary (collectively referred to with the common shares as "Junior Securities") and (ii) on parity with any shares of Series A Preferred Shares ("Parity Securities") issued by DPL. The holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of DPL which are, by law, available for such payment, cumulative dividends, payable in cash, at a rate per annum, for each Series B Preferred Share, equal to 8.5% of the sum of (i) $0.01 per share and (ii) all compounded accumulated and unpaid dividends on such Series B Preferred Shares from March 13, 2000, in each case, as adjusted for any stock dividends, combinations or splits or similar events with respect to such share. Such dividends will be paid and compounded quarterly on the first day of March, June, September and December in each year commencing with a payment on June 1, 2000. Subject to certain exceptions, unless full cumulative dividends on all outstanding Series B Preferred Shares have been paid, DPL will not (i) declare or pay any dividend or distribution on any Parity Securities or Junior Securities, (ii) repurchase, redeem or otherwise acquire or retire Parity Securities or Junior Securities or (iii) pay into or set aside for a sinking or other like fund any monies for the purchase, redemption or other acquisition or retirement of Parity Securities or Junior Securities.

       Upon any liquidation, dissolution or winding up of DPL, whether voluntary or involuntary, before any distribution or payment will be made to the holders of any Junior Securities, the holders of Series B Preferred Shares will be entitled to be paid out of the remaining assets of DPL legally available for distribution with respect to each Series B Preferred Share an amount in cash equal to (i) $0.01 plus (ii) any accumulated but unpaid dividends thereon, in each case as adjusted for any stock dividends, combinations or splits or similar events with respect to such share.

       DPL will not, without the prior approval of the holders of a majority of the outstanding Series B Preferred Shares, issue any other preferred shares of DPL (other than the Series A Preferred Shares authorized prior to March 13,
2000) (i) of the same class as the Series B Preferred Shares or (ii) ranking senior to the Series B Preferred Shares.

       The Series B Preferred Shares are not redeemable by DPL, except that DPL will, from time to time, at the option of Dayton Ventures LLC, redeem such number of Series B Preferred Shares so that at no time will Dayton Ventures LLC, together with its affiliates, own common shares and Series B Preferred Shares representing in excess of 4.9% of the voting power of DPL in the election of directors of DPL. Pursuant to the Securityholders and Registration Rights Agreement dated March 13, 2000 with Dayton Ventures LLC and the other parties named therein (the "Securityholders Agreement"), a Series B Preferred Share will only be transferred or otherwise disposed of together with one warrant. To the extent that Dayton Ventures LLC or any of its affiliates or any such transferee holds a greater number of warrants than Series B Preferred Shares it may transfer any such excess warrants without transferring Series B Preferred Shares. If the holder of a warrant wishes to exercise warrants that are not excess warrants, DPL will redeem simultaneously with the exercise of such warrants an equal number of Series B Preferred Shares held by such holder. The redemption price for the Series B Preferred Shares is equal to the sum of (i) $0.01 per share plus (ii) any accumulated and unpaid dividends.

WARRANTS

       The following is a brief summary of certain provisions of the warrants. This summary is not complete and is qualified in all respects by reference to the warrants. A copy of the form of the warrant has been filed as an exhibit to the registration statement. We have 31,560,000 warrants issued and outstanding. The warrants are exercisable, in whole or in part, for common shares at any time during the twelve-year period commencing on March 13, 2000. Each warrant is exercisable for one common share, subject to anti-dilution adjustments. The exercise price of the warrants is $21.00 per common share, subject to anti-dilution adjustments.

       The exercise price, the number of common shares purchasable and/or the type of consideration receivable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including:

       1. The payment of dividends and other distributions by us to our stockholders (other than our regular quarterly cash dividend).

       2.     The issuance of common shares by us below the market price.

       3. Issuances by us of rights, options or warrants for the purchase of, or securities convertible or exchangeable into, common shares with an exercise, conversion or exchange price below the market price of the common shares.

       4.     Combinations, subdivisions or reclassifications of our common shares.
                                       5

       5. Mergers, consolidations, or reorganizations involving us or sales of all or substantially all of our assets.

       In addition, in the event of a declaration, issuance or consummation of any dividend, spin-off or other distribution or similar transaction by us of the capital stock of any of our subsidiaries, additional warrants of such subsidiary will be issued to Dayton Ventures LLC so that after the transaction Dayton Ventures LLC will have the same interest in the fully diluted number of common shares of such subsidiary as Dayton Ventures LLC had in us immediately prior to such transaction.

                              SELLING SECURITYHOLDER

       This prospectus relates to the offer and sale for the account of the selling securityholder from time to time of an aggregate of up to 31,560,000 common shares and up to 31,560,000 warrants. All of these common shares are issuable upon exercise of the warrants held by the selling securityholder. Each warrant entitles the holder to purchase one common share for $21.00.

       The following table sets forth information regarding the selling securityholder for whom we are registering the common shares and warrants for resale to the public. We have no knowledge of the intentions of the selling securityholder to actually sell any of the securities listed in the table. From time to time, the selling securityholder will determine the number of common shares or warrants which it may sell. Beneficial ownership of the common shares listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. The information below assumes that Dayton Ventures LLC sells all of the offered common shares and warrants and that it acquires no additional shares before the completion of this offering. There are no material relationships between the selling securityholder and DPL other than as disclosed below.

                      BENEFICIAL OWNERSHIP BEFORE OFFERING

                                  COMMON SHARES


                                                                                       COMMON SHARES TO BE SOLD
NAME                                       NUMBER           PERCENT OF CLASS(1)            IN THE OFFERING
----                                       ------           -------------------        --------------------
Dayton Ventures LLC(2)                 31,560,000(3)               19.66%                     31,560,000



                                    WARRANTS


                                                                                         WARRANTS TO BE SOLD
NAME                                       NUMBER                  PERCENT                  IN THE OFFERING
----                                       ------                  -------               -------------------
Dayton Ventures LLC(2)                   31,560,000                 100%                      31,560,000


(1)    Based on total common shares outstanding as of August 10, 2000.

(2) Dayton Ventures LLC is a Delaware limited liability company, the sole members of which are KKR 1996 Fund L.P., a Delaware limited partnership, and KKR Partners II, L.P., a Delaware limited partnership. As the sole members of Dayton Ventures LLC, KKR 1996 Fund and KKR Partners have the power to direct the voting and disposition of any common shares and the disposition of any warrants beneficially owned or deemed to be beneficially owned by, and may be deemed to beneficially own any common shares or warrants that are beneficially owned by, Dayton Ventures LLC. KKR Associates 1996 L.P., a Delaware limited partnership, is the sole general partner of KKR 1996 Fund and KKR Associates (Strata) L.P., a Delaware limited partnership, is the sole general partner of KKR Partners. As a result, KKR Associates 1996 and KKR Associates Strata have the power to direct the voting and disposition of any common shares and the disposition of any warrants beneficially owned or deemed to be beneficially owned by, and may be deemed to beneficially own any common shares or warrants deemed to be beneficially owned by, KKR 1996 Fund and KKR Partners, respectively.
       KKR 1996 GP LLC, a Delaware limited liability company, is the sole general partner of KKR Associates 1996 and Strata LLC, a Delaware limited liability company, is the sole general partner of KKR
       Associates Strata. As a result, KKR 1996 LLC and Strata LLC have the power to direct the voting and disposition of any common shares and the disposition of any warrants beneficially owned or deemed to be beneficially owned by, and may be deemed to beneficially own any common shares or warrants deemed to be beneficially owned by, KKR Associates 1996 and KKR Associates Strata, respectively. As a member of each of KKR 1996 LLC and Strata LLC, each of Messrs. Henry R.
       Kravis, George R. Roberts, Robert I. Macdonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Scott M. Stuart and Edward A. Gilhuly may be deemed to beneficially own any common shares or warrants that KKR 1996 LLC and Strata LLC may beneficially own or be deemed to beneficially own, although each such individual disclaims beneficial ownership of such common shares and warrants.

(3) Dayton Ventures LLC does not own any common shares. Number of common shares represents the number of common shares issuable upon exercise of the warrants.

       We have prepared this prospectus to meet our obligations under certain agreements with the selling securityholder.

       On March 13, 2000, Dayton Ventures LLC purchased warrants to purchase 31,560,000 common shares, subject to anti-dilution adjustments, for an aggregate purchase price of $50,000,000, pursuant to a Securities Purchase Agreement, dated as of February 1, 2000, by and among DPL, Dayton Capital Trust I, Dayton Ventures, Inc., and Dayton Ventures LLC, as amended on February 24, 2000 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Dayton Ventures LLC also purchased 6,800,000 of DPL's Series B Preferred Shares for an aggregate purchase price of $68,000. In addition, pursuant to the Purchase Agreement, Dayton Ventures, Inc. purchased $550,000,000 aggregate principal amount of the Dayton Capital Trust I's 8.5% trust preferred securities for $500,000,000. As provided in the Purchase Agreement, DPL used the $550,000,000 proceeds from the closing of the above transactions on February 4, 2000, through a tender offer, to repurchase 25,000,000 of our common shares at a price of $23 per share.

       Pursuant to the Purchase Agreement, we agreed to increase our board of directors to eleven members and appoint one person designated by Dayton Ventures LLC to the board of directors. Effective upon the closing of the purchase and sale of the securities, DPL appointed George R. Roberts and Scott M. Stuart to DPL's board of directors. Messrs. Roberts and Stuart are members of each of KKR 1996 LLC and Strata LLC. In addition, the Securityholders Agreement provides that so long as Dayton Ventures LLC and its affiliates beneficially own, in the aggregate, at least 12,640,000 of our common shares (including shares issuable upon the exercise of warrants), Dayton Ventures LLC shall have the right to designate one person for election to (i) our board of directors, (ii) The Dayton Power and Light Company's board of directors and (iii) the board of directors of any separate entity or entities formed to hold The Dayton Power and Light Company's electricity generation, transmission and/or distribution businesses or any material portion thereof (other than a wholly owned subsidiary of DPL or The Dayton Power and Light Company or any of their respective wholly owned subsidiaries).

       Pursuant to the Securityholders Agreement, so long as Dayton Ventures LLC and its affiliates beneficially own, in the aggregate, at least 12,640,000 of our common shares (including shares issuable upon the exercise of warrants), the approval of Dayton Ventures LLC shall be required for DPL to take certain actions, including (i) any amendment, alteration or change to the rights, preferences or powers of the Series B Preferred Shares, (ii) the issuance of any other preferred shares of DPL (other than shares previously reserved in connection with the Rights Agreement) of the same class or senior to the Series B Preferred Shares, (iii) any amendment, repeal or alteration of our Articles of Incorporation or Regulations in a manner that adversely affects the holders of the Series B Preferred Shares, (iv) any action by us that would result in Dayton Ventures LLC and its affiliates or any transferee holding in excess of 4.9% of the our voting securities or becoming subject to certain regulation under the Public Utility Holding Company Act of 1935, (v) any merger, consolidation or acquisition or any sale or transfer of all or a material portion of the assets of DPL or any other business combination transaction or any issuance of equity securities of our subsidiaries which would result in any downgrade or rating of any indebtedness of DPL or any of our subsidiaries below an investment grade rating of Baa3 by Moody's Investor Services or BBB- by Standard and Poor's Rating Services (collectively, the "Indebtedness Rating"), (vi) any spin-off or split-off, dividend or other distribution or sale or other disposition of all or a material portion of any of our electricity generation, transmission or distribution businesses which would result in any downgrade or rating of any indebtedness of DPL or any of our subsidiaries below the Indebtedness Rating, (vii) any incurrence of indebtedness which would result in any downgrade or rating of any indebtedness of DPL or any of our subsidiaries below the Indebtedness Rating, or
(viii) any arrangement or contract to do any of the foregoing.

       Pursuant to the Securityholders Agreement, we will purchase, in each case on a date no less than six months after the date of exercise of all or any portion of the warrants then held by Dayton Ventures LLC and/or its affiliates, at the option of Dayton Ventures, Inc., such number of trust preferred securities held by Dayton Ventures, Inc. for (i) a cash purchase price equal to the liquidation preference of such trust preferred securities in an amount up to, at the election of Dayton Ventures, Inc., the aggregate exercise price paid in cash, if any, upon the exercise of any such warrants or (ii) at our option, a purchase price paid in cash or in our common shares (with each such share equal in value to the Fair Market Value (as defined in the warrant) of one share of our common shares on the trading date immediately prior to the exercise date of the applicable warrants) in an amount up to, at the election of Dayton Ventures, Inc., the aggregate exercise price paid through the surrender of warrants, if any, upon the exercise of any such warrants. This option of Dayton Ventures, Inc. must be exercised within 60 days after the expiration of the six month period.

       Until March 13, 2005, Dayton Ventures LLC has agreed, pursuant to the Securityholders Agreement, that it will not, and that it will cause each of its affiliates not to, without the prior approval of our board of directors, directly or indirectly, (i) acquire, offer or propose to acquire or agree to acquire the beneficial ownership of any additional voting securities of DPL or any of our subsidiaries (subject to certain exceptions), (ii) make any public announcement with respect to, or submit any proposal for, any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving DPL or any of our subsidiaries, (iii) make, or in any way participate in, any solicitation of proxies to vote any voting securities of DPL or any of our subsidiaries or seek to advise or influence any person with respect to the voting of any voting securities of DPL or any of our subsidiaries, (iv) form, join or in any way participate in any group (other than with respect to its affiliates) with respect to any of the voting securities of DPL, (v) otherwise act, either alone or in concert with others, to seek control of DPL or any of our subsidiaries, (vi) disclose any intention, proposal, plan or arrangement with respect to any of the foregoing, or (vii) make any demand, request or proposal to amend, waive or terminate any of the foregoing provisions.

       The foregoing restrictions on Dayton Ventures LLC will not apply if: (i) a third party who is not an affiliate of Dayton Ventures LLC or any of its affiliates commences or publicly announces its intention to commence a bona fide tender or exchange offer for more than 15% of the outstanding voting securities of DPL and our board of directors does not recommend against the tender or exchange offer within ten business days after the commencement thereof or such longer period as shall then be permitted under SEC rules; (ii) a third party acquires beneficial ownership of 15% of DPL's outstanding voting securities (other than as a result of purchases of such securities from DPL made with Dayton Ventures LLC's prior written consent); (iii) a third party makes a bona fide proposal to acquire all or substantially all of the assets of DPL or The Dayton Power and Light Company that our board of directors is actively negotiating and the consummation of which would require approval of the shareholders of DPL pursuant to the General Corporation Law of the State of Ohio; (iv) a third party makes a bona fide proposal to enter into any acquisition or other business combination transaction with DPL or The Dayton Power and Light Company that our board of directors is actively negotiating; (v) DPL enters into (or publicly announces our intention to do so) a definitive agreement, or an agreement contemplating a definitive agreement, for any of the foregoing transactions described above; or (vi) DPL or the Dayton Capital Trust I is in material breach of its obligations under the Securityholders Agreement.

       Pursuant to the Securityholders Agreement, the warrants and the Series B Preferred Shares, in connection with the declaration, issuance or consummation of any dividend, spin-off or other distribution or similar transaction by DPL of the capital stock of any of our subsidiaries, DPL will cause (i) to the extent that the Series B Preferred Shares and the warrants remain outstanding, additional shares of voting preferred shares of such subsidiary and additional warrants of such subsidiary with substantially similar terms as the Series B Preferred Shares and the warrants, respectively, to be issued to Dayton Ventures LLC or one or more of its nominees or its transferees so that after giving effect to such transaction Dayton Ventures LLC and its nominees and transferees have the same interest in voting preferred shares (and voting securities) and warrants in each of DPL and such subsidiary as they had in the Series B Preferred Shares and the warrants immediately prior to such transaction and (ii) any such subsidiary to enter into a securityholders and registration rights agreement with substantially similar terms, conditions, covenants and governance provisions as are provided for in the Securityholders Agreement with Dayton Ventures LLC and/or its nominees or any transferees, as appropriate.

       Pursuant to the Securityholders Agreement, we are required to file with the SEC on or before September 9, 2000 an "evergreen" shelf registration statement on Form S-3, providing for an offering (including underwritten offerings) to be made on a continuous basis of the warrants or common shares issuable upon exercise of the warrants and to use our commercially reasonable efforts to cause such registration statement to become effective and to be maintained in effect. If such a shelf registration statement is not then effective, Dayton Ventures LLC or any other holder or holders of registrable securities with registration rights, in each case holding in excess of 10% of the warrants and common shares issued upon exercise of the warrants, may require DPL to register under the Securities Act all or part of the registrable securities of such party or parties. Such holders of registrable securities are entitled to five such "demand" registration rights under the Securityholders Agreement. Further, holders of registrable securities also have "piggyback" registration rights with respect to the registrable securities subject to certain restrictions and limitations.

       In connection with the transaction with Dayton Ventures LLC, we paid affiliates of Kohlberg Kravis Roberts & Co. L.P. $16.5 million in fees and expenses including expenses of consultants, investment bankers, accountants and counsel. We have agreed to pay Kohlberg Kravis Roberts & Co. L.P. an annual management, consulting and financial services fee of $1 million. During 1999, we subscribed to invest up to $100 million over time in an investment fund sponsored by Kohlberg Kravis Roberts & Co. L.P. on customary terms.


                              PLAN OF DISTRIBUTION


       The purpose of this prospectus is to permit the selling securityholder, or its pledgees on behalf of the selling securityholder, to offer and sell up to 31,560,000 warrants to purchase our common shares and up to 31,560,000 common shares upon exercise of the warrants at such times and at such prices as the selling securityholder may choose. Donees and other transferees of the selling securityholder may also use this prospectus to offer and sell any warrants or common shares that they may acquire from the selling securityholder.

       We will not receive any proceeds from the sale of the warrants or the common shares underlying the warrants through this prospectus. However, we will receive $21.00 per common share upon the exercise of the warrants. We have agreed to pay the expenses of registration of the securities offered hereby, including legal and accounting fees, but excluding underwriter's discounts and commissions, if any.

       The warrants and the common shares underlying the warrants may be sold from time to time at

       -      negotiated prices,

       -      fixed prices which may be changed,

       -      market prices prevailing at the time of sale or

       -      prices related to prevailing market prices.

       The selling securityholder may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. The selling securityholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its warrants or common shares underlying its warrants, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling securityholder from the sale of its warrants or common shares offered by this prospectus will be the purchase price of such warrants or common shares less any discounts or commissions.

       The securities may be sold or distributed in a variety of ways, including:

       - Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

       - Purchases by a broker or dealer as principal and resale by such broker or dealer for its account.

       - Exchange distributions and/or secondary distributions in accordance with the rules of the New York Stock Exchange.

       - Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

       -      Sales in the over-the-counter market.

       -      Through short sales of securities.

       - Pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the selling securityholder.

       -      Privately negotiated transactions.

       -      By pledge to secure debts and other obligations.

       In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold by the selling securityholder under Rule 144 rather than pursuant to this prospectus.

       The selling securityholder, any underwriter, any broker-dealer or any agent that participates with the selling securityholder in the distribution of the warrants or the common shares may be deemed to be an "underwriter" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of these securities purchased by them may be deemed to be underwriting commissions under the Securities Act. To the extent required, the number of common shares or warrants to be sold, the respective purchase price and the public offering price, the names of any such broker, dealer or underwriter, any commissions or discounts with respect to a particular offer and any other information material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

       The Securityholders Agreement requires us to indemnify the selling securityholder, and the directors, officers and affiliates of the selling securityholder against certain liabilities in connection with the offer and sale of the warrants and the common shares underlying the warrants hereunder, including under the Securities Act.

                                  LEGAL MATTERS

       The validity of the warrants and the common shares underlying the warrants offered hereby will be passed upon for us by Chernesky, Heyman & Kress P.L.L., Dayton, Ohio.


                                     EXPERTS

       The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.


   Securities and Exchange Commission registration fee ...... $     220,273.02
   Legal fees and expenses ..................................        10,000.00
   Accounting fees and expenses .............................         3,000.00
   Miscellaneous ............................................         2,000.00
                                                               ---------------
          Total .............................................  $    235,273.02
                                                               ===============


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article VII of the Code of Regulations of the Company provides for indemnification of directors, officers, employees or agents of the Company, or individuals who serve at the request of the Company in such capacities for other entities, against any and all losses, liabilities, damages, expenses, judgments, fines and settlements incurred by them in connection with claims and/or litigation arising out of their service. Article VII provides that indemnification shall be available to the full extent permitted by law including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

       Under Ohio law, the liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceeding in which the claim for indemnification arises was brought (a) other than by and in the right of the corporation ("Category A Proceedings") or (b) by and in the right of the corporation ("Category B Proceedings").

       In Category A Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

       In Category B Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless a court determines such person is entitled to indemnification; or (ii) any matter in which the only liability asserted against a director or officer relates to an unlawful loan, dividend, distribution of assets or purchase or redemption of shares.

       Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the corporation by a majority vote of a quorum consisting of directors of the corporation who were not parties to the action; or if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the corporation; or by the court in which such action was brought.

       Article VII does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. Ohio law requires indemnification against expenses where a director or officer is successful on the merits or otherwise in defense of any action. Consistent with Ohio law,
Article VII provides that expenses incurred by a director or officer in defending any action may be paid by the Company in advance of final disposition, upon receipt of an undertaking to repay such amount unless it is ultimately determined that he is entitled to indemnification pursuant to Article VII.

       The Company maintains insurance policies covering its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.   EXHIBITS.

           See Exhibit Index

ITEM 17.   UNDERTAKINGS.

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and the State of Ohio, on the 23rd day of August, 2000.

                                         DPL INC.


                                   By:    /s/ Allen M. Hill
                                      ------------------------------
                                          Allen M. Hill
                                          President and
                                          Chief Executive Officer


                                POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen M. Hill and Stephen F. Koziar, Jr. and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                                     * * * *



       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.


     Signature                        Title                          Date
     ---------                        -----                          ----
                            Director, President and Chief
 /s/ Allen M. Hill          Executive Officer (principal      August 23, 2000
-------------------------   executive officer)
  Allen M. Hill


/s/ Elizabeth M. McCarthy   Vice President and Chief
-------------------------   Accounting Officer (principal     August 23, 2000
  Elizabeth M. McCarthy     financial and accounting
                            officer)

 /s/ Peter H. Forster       Director and Chairman
-------------------------                                     August 23, 2000
  Peter H. Forster


                            Director                          August ___, 2000
-------------------------
  T. J. Danis


                            Director                          August ___, 2000
-------------------------
  J.F. Dicke, II


/s/ Ernie Green             Director                          August 23, 2000
-------------------------
 Ernie Green


 /s/ Jane G. Haley          Director                          August 23, 2000
-------------------------
  Jane G. Haley


                            Director                          August ___, 2000
-------------------------
  W A. Hillenbrand


 /s/ David R. Holmes        Director                          August 23, 2000
-------------------------
  David R. Holmes


 /s/ Burnell R. Roberts     Director                          August 23, 2000
-------------------------
  Burnell R. Roberts


                            Director                          August ___, 2000
-------------------------
  George R. Roberts

                            Director                          August ___, 2000
-------------------------
  Scott M. Stuart

                                    EXHIBIT INDEX

      The following Exhibits are filed as part of this registration statement:


    EXHIBIT                                                                                  INCORPORATION
    NUMBER                            DESCRIPTION                                            BY REFERENCE
    -------                           -----------                                         -----------------------
     4(a)      Copy of Amended Articles of Incorporation of DPL Inc., dated               Exhibit 3 to DPL Inc.'s
               January 4, 1991 and amendment dated December 3, 1991                       Annual Report on Form
                                                                                          10-K for the year ended
                                                                                          December 31, 1991

     4(b)      Form of Certificate of Amendment to the Articles of Incorporation of       Exhibit A of Exhibit
               DPL Inc.                                                                   99.B to DPL Inc.'s
                                                                                          Schedule TO-I, dated
                                                                                          February 4, 2000

     4(c)      Copy of Shareholder Rights Agreement between DPL Inc. and The First        Exhibit 4 to Report on
               National Bank of Boston                                                    Form 8-K dated
                                                                                          December 13, 1991
                                                                                          (File No. 1-9052)

     4(d)      Copy of Amendment No. 1 to Rights Agreement between DPL Inc. and Fleet     Exhibit 1 to Form 8-
               National Bank (f/k/a BankBoston, N.A., f/k/a The First National Bank of    A12B/A dated March
               Boston)                                                                    21, 2000 (File No. 1-
                                                                                          9052)

     4(e)      Copy of Securities Purchase Agreement dated as of February 1, 2000 by and  Exhibit 99 (b) to
               among DPL Inc. and DPL Capital Trust I, Dayton Ventures LLC and Dayton     Schedule TO dated
               Ventures Inc. and certain exhibits thereto                                 February 4, 2000 (File
                                                                                          No. 1-9052)

     4(f)      Copy of Amendment to Securities Purchase Agreement, dated February 24,     Exhibit 99(b)(II) to
               2000, by and among DPL Inc. and DPL Capital Trust I, Dayton Ventures LLC   Schedule TO/A dated
               and Dayton Ventures Inc.                                                   February 25, 2000 (File
                                                                                          No. 1-9052)

     4(g)      Form of Securityholders and Registration Rights Agreement dated as of      Exhibit G of Exhibit
               March 13, 2000, by and among DPL Inc., DPL Capital Trust I, Dayton         99.B to DPL Inc.'s
               Ventures LLC and Dayton Ventures Inc.                                      Schedule TO-I, dated
                                                                                          February 4, 2000 (File
                                                                                          No. 1-9052)

     4(h)      Form of Warrant, dated March 13, 2000, issued by DPL Inc.                  Exhibit B of Exhibit
                                                                                          99.B to DPL Inc.'s
                                                                                          Schedule TO-I, dated
                                                                                          February 4, 2000 (File
                                                                                          No. 1-9052)

               The following exhibits are filed herewith:

               5.1      Opinion of Chernesky, Heyman & Kress P.L.L.

              23.1      Consent of PricewaterhouseCoopers LLP

              23.2      Consent of Chernesky, Heyman & Kress P.L.L. (included in Exhibit 5.1)

              24.1      Powers of Attorney included in Part II of Registration Statement